Exhibit 10.2

July 30, 2014

FTD Companies, Inc.
3113 Woodcreek Drive

Downers Grove, IL 60515

Attention:  Becky A. Sheehan, Executive Vice President and Chief Financial Officer

Project Bloom Commitment Letter

Ladies and Gentlemen:

FTD Companies, Inc., a Delaware corporation (“you” or the “Borrower”) has advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”), Wells Fargo Bank, National Association (“Wells Fargo”) and Wells Fargo Securities, LLC (“WFS”) that you intend to acquire (the “Bloom Acquisition”) all of the outstanding capital stock of Provide Commerce, Inc., a Delaware corporation (individually and collectively with its subsidiaries, the “Target”) pursuant to that certain Stock Purchase Agreement, dated as of July 30, 2014, by and among the Borrower, as the buyer, Liberty Interactive Corporation, a Delaware corporation (“Liberty”), as the seller, and Provide Commerce, Inc. (the “Transaction Agreement”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Summary of Terms (as defined below).

In connection with the foregoing, you have also advised the Commitment Parties (as defined below) that you intend to:

(a)                                 effect an amendment (the “Proposed Amendment”) to the Credit Agreement, dated as of July 17, 2013, among the Borrower, Interflora British Unit, the guarantors party thereto, the lenders party thereto and Bank of America, as administrative agent (as amended through the date hereof, the “Existing Credit Agreement”, and as to be amended by the Proposed Amendment, the “Amended Credit Agreement”) in respect of revolving credit facilities of $350 million (the “Existing Credit Facilities”), on the terms specified in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Summary of Terms”; this commitment letter, the Summary of Terms, including the Summary of Additional Conditions attached thereto as Annex I and the Summary of Additional Conditions to Bloom Acquisition Advance attached thereto as Annex II, collectively, the “Commitment Letter”);

(b)                                 if the consent of the Required Lenders (under and as defined in the Existing Credit Agreement) to the Proposed Amendment (the “Required Consent”) is not obtained, obtain new senior secured credit facilities (the “Backstop Bank Facility”) comprised of revolving credit facilities in an aggregate principal amount of up to $350 million with terms identical to those applicable to the Existing Credit Facilities, except for changes to such terms as are proposed by the Proposed Amendment, which Backstop Bank Facility shall refinance and replace the Existing Credit Facilities in their entirety; and

(c)                                  obtain a new $130 million term loan under the Amended Credit Agreement or the documentation for the Backstop Bank Facility, as applicable (the “Term Loan”).

The Existing Credit Facilities under the Amended Credit Agreement or the Backstop Bank Facility, as applicable, and, including in either case, the Term Loan are collectively referred to herein as the “Senior Credit Facility”.  As used herein, “Credit Documentation” means the Proposed Amendment and all related documentation or the credit agreement and all related documentation for the Backstop Bank Facility, as applicable, and including, in either case, the Term Loan.

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The Bloom Acquisition, the entering into of the Proposed Amendment or the Backstop Bank Facility, as applicable, the documentation and funding of the Term Loan, the pay-off and termination of certain existing indebtedness of the Target and all related transactions are hereinafter collectively referred to as the “Transaction”.

1.                                      Commitments.  In connection with the foregoing:

(a)                                 (i) Bank of America is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility, (ii) Bank of America is pleased to provide its several and not joint commitment to lend and commit $65 million of the Term Loan, (iii) Wells Fargo is pleased to provide its several and not joint commitment to lend and commit $65 million of the Term Loan, and (iv) MLPFS and WFS are pleased to advise you of their willingness, as joint lead arrangers and co-book runners (in such capacities, the “Lead Arrangers”; collectively, Bank of America, Wells Fargo and the Lead Arrangers may be referred to as the “Commitment Parties”,  “we” or “us”) for the Senior Credit Facility to solicit the Required Consent and to form a syndicate of financial institutions and institutional lenders for the Term Loan and, if the Required Consent is not obtained, the Backstop Bank Facility (such financial institutions and institutional lenders, together with Bank of America, Wells Fargo and any existing lenders under the Existing Credit Agreement that consent to the Proposed Amendment, the “Lenders”);

(b)                                 if the Required Consent is not obtained, (i) Bank of America is pleased to provide its several and not joint commitment to lend and commit $290 million of the Backstop Bank Facility and (ii) Wells Fargo is pleased to provide its several and not joint commitment to lend and commit $60 million of the Backstop Bank Facility; provided that if, subsequent to the date of your acceptance of this Commitment Letter and prior to its expiration in accordance with its terms, you obtain the Required Consent and the Proposed Amendment is effective, the commitments under this clause (b) shall automatically terminate; and

(c)                                  (i) Bank of America hereby agrees that, prior to the expiration of this Commitment Letter in accordance with its terms, (A) it will continue to hold revolving loan commitments of at least $80 million under the Existing Credit Agreement, and (B) in its capacity as a lender and administrative agent under the Existing Credit Agreement, will consent to the Proposed Amendment, and (ii) Wells Fargo hereby agrees that, prior to the termination of this Commitment Letter in accordance with its terms, (A) it will continue to hold revolving loan commitments of at least $60 million under the Existing Credit Agreement, and (B) in its capacity as a lender under the Existing Credit Agreement, will consent to the Proposed Amendment; provided that nothing in this clause (c) shall restrict the ability of Bank of America from making an assignment of all or any portion of its revolving loan commitments to Wells Fargo or the ability of Wells Fargo to make an assignment of all or any portion of its revolving loan commitments to Bank of America, in each case, under the Existing Credit Agreement (in which case, the commitments of Bank of America and Wells Fargo under this clause (c) shall automatically adjust to reflect any such assignments); provided, further that the amounts set forth in this clause (c) shall be deemed to be automatically adjusted (in accordance with the Existing Credit Agreement) to reflect any reduction or termination of revolving loan commitments of all lenders under the Existing Credit Agreement after the date of your acceptance of this Commitment Letter, in each case described in the foregoing clauses (a), (b) and (c) (all of the commitments and other agreements of the Commitment Parties described in the foregoing clauses (a), (b) and (c) being hereinafter collectively referred to as the “Commitments”), upon and subject only to the terms and conditions set forth in Section 2 of this Commitment Letter.

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MLPFS shall have the role of sole “left-side” Lead Arranger and shall retain sole “left” placement in all marketing materials or other documents relating to the Senior Credit Facility.  Bank of America will act as sole Administrative Agent for the Senior Credit Facility.  Wells Fargo will act as sole syndication agent for the Senior Credit Facility.  MLPFS and WFS will act as joint Lead Arrangers for the Senior Credit Facility.  No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of the Lead Arrangers and the Borrower.

2.                                      Conditions Precedent.  The Commitments of Bank of America and Wells Fargo hereunder and the undertaking of the Lead Arrangers to provide the services described herein are subject only to the satisfaction of the following conditions precedent:  (a) with respect to the closing of the Proposed Amendment (or, if Required Consent is not obtained, the closing of the Backstop Bank Facility) the conditions set forth in the Summary of Terms under the heading “Conditions Precedent to Closing” (and, if the Bloom Acquisition is being consummated on the same date as the closing of the Proposed Amendment or the Backstop Bank Facility, the other conditions set forth in the Summary of Terms under the heading “Conditions Precedent to Bloom Acquisition Advance”); and (b) the negotiation, execution and delivery of the definitive Credit Documentation consistent with the Summary of Terms.  There shall be no conditions to closing of the Proposed Amendment (or, if the Required Consent is not obtained, the closing of the Backstop Bank Facility) and the funding of the Term Loan other than those expressly referred to in this paragraph.  Notwithstanding anything in this Commitment Letter, the Fee Letters (as defined below), the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations and warranties the accuracy of which shall be a condition to (i) the funding of the Term Loan and the closing of the Proposed Amendment (or, if the Required Consent is not obtained, the closing of the Backstop Bank Facility) on the Closing Date and (ii) the Bloom Acquisition Advance (as defined in Annex II to the Summary of Terms) shall be the Specified Representations (as defined in Annex I to the Summary of Terms) and the Transaction Agreement Representations (as defined in Annex II to the Summary of Terms); provided that the accuracy of the Transaction Agreement Representations shall not be a condition to the borrowings described in clause (i) of this sentence if the Bloom Acquisition is not consummated concurrently with the borrowing of the Term Loan on the Closing Date.

3.                                      Syndication.  The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below) to syndicate all or a portion of Bank of America’s and Wells Fargo’s commitments hereunder; provided that notwithstanding the Lead Arrangers’ right to syndicate the Senior Credit Facility and receive commitments with respect thereto, (i) neither Bank of America nor Wells Fargo shall be relieved, released or novated from its obligations under this Commitment Letter in connection with any syndication, assignment or participation of the Senior Credit Facility, including its Commitments in respect thereof, until after the initial funding under the Term Loan on the Closing Date has occurred (and, if the Required Consent is not obtained, after the initial funding under the Backstop Bank Facility on the Closing Date has occurred), (ii) no assignment or novation shall become effective (as between the Borrower and either Bank of America or Wells Fargo) with respect to (A) all or any portion of Bank of America’s or Wells Fargo’s commitments in respect of the Term Loan until the initial funding of the Term Loan has occurred on the Closing Date and (B) all or any portion of Bank of America’s or Wells Fargo’s commitments in respect of the Backstop Bank Facility until the initial funding of the Backstop Bank Facility has occurred on the Closing Date, and (iii) unless you otherwise agree in writing, each of Bank of America and Wells Fargo shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term Loan and the Backstop Bank Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Term Loan on the Closing Date has occurred (and, if the Required Consent is not obtained, after the initial funding under the Backstop Bank Facility on the Closing Date has occurred).

The Lead Arrangers intend to commence syndication of the Senior Credit Facility (including solicitation of the Required Consent) promptly upon your acceptance of this Commitment Letter and the Fee Letters.  Until the earlier of (x) the date that a Successful Syndication (as defined in the Joint Fee Letter) is achieved and (y) the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to take reasonable actions to actively assist the Lead Arrangers in obtaining the Required Consent and achieving a syndication of the Senior Credit Facility that is reasonably satisfactory

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to the Lead Arrangers and you; it being understood that the respective commitments of Bank of America and Wells Fargo hereunder in respect of the Senior Credit Facility are not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facility or the obtaining of the Required Consent, and in no event shall the commencement or successful completion of syndication of the Term Loan (or, in the event the Required Consent is not obtained, the Backstop Bank Facility) constitute a condition to the availability of the Senior Credit Facility on the Closing Date.  Such assistance shall include, without limitation, your (a) providing and causing your advisors to provide (and using your commercially reasonable efforts to cause the Target and its advisors to provide) us upon request with all information concerning you or the Target reasonably deemed necessary by us to complete syndication, including, but not limited to, information and evaluations prepared by you, the Target and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of an information memorandum (the “Information Memorandum”) and other materials to be used in connection with the syndication of the Senior Credit Facility (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to cause the syndication efforts of the Lead Arrangers to benefit from your existing banking and lending relationships and, to the extent applicable and appropriate, in your discretion, the banking and lending relationships of the Target, (d) using commercially reasonable efforts to ensure that prior to the Syndication Date (as defined below), there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of your affiliates or the Target or any of its subsidiaries; and (e) otherwise assisting the Lead Arrangers in their syndications efforts, including by making your officers and advisors available (and your using commercially reasonable efforts to make the officers and advisors of the Target available) from time to time during business hours and upon reasonable notice to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, the Target or the Transaction, as appropriate, at one or more meetings of prospective Lenders at mutually convenient times and locations.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Fee Letters and in the Summary of Terms.  It is also understood that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arrangers.  In connection with the syndication of the Senior Credit Facility, the Lead Arrangers agree to first seek commitments from lenders under the Existing Credit Agreement.

4.                                      Information Requirements.  You represent and warrant that (subject, however, to the best of your knowledge with respect to information and Projections relating to the Target) (a) all financial projections concerning the Borrower and its subsidiaries and the Target that have been or are hereafter made available to us by you, the Target or any of your or its representatives (or on your, its or their behalf), including, without limitation, forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Term Loan (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood and agreed that the Projections are subject to significant contingencies and uncertainties many of which are beyond your control, that no assurance can be given that any Projections will be realized and that actual results may differ materially from the Projections and (b) all written Information (other than Projections, industry or general economic data or information and other forward-looking information) which has been or is hereafter made available to us by you, the Target or any of your or its representatives (or on your, its or their behalf) in connection with any aspect of the transactions contemplated hereby is and will be, when taken as a whole (after giving effect to all supplements and updates), complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading (after giving effect to all supplements and updates).  You agree to promptly furnish us with further and supplemental information from time to time until the later of (x) the date of the initial borrowing of the Term Loan (the “Closing Date”) and (y) the

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Syndication Date so that the representation and warranty in the immediately preceding sentence are correct on such date as if the Information were being furnished, and such representation and warranty were being made, on such date.  In issuing this commitment and in arranging and syndicating the Senior Credit Facility, we are and will be using and relying on the Information without independent verification thereof.

You acknowledge that we, on your behalf, will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on SyndTrak, IntraLinks or another similar electronic system.  In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Target or their respective affiliates, or the respective securities of any of the foregoing.  You agree, however, that the definitive Credit Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom in the same form contained in the Existing Credit Agreement.  Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

5.                                      Expenses and Indemnification.  By executing this Commitment Letter, you agree to reimburse us on the earlier of the Closing Date and the date of termination or expiration of this Commitment Letter for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to the Bank of America and MLPFS, and of one foreign and local counsel in each applicable jurisdiction retained by the Lead Arrangers or the Administrative Agent in appropriate jurisdictions and retained upon prior notice to you and (b) reasonable due diligence expenses) to the extent invoiced in reasonable detail at least one business day in advance of the Closing Date (or other date when due) and incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.  Notwithstanding any other provision of this Commitment Letter, the Fee Letters or the Credit Documentation, the parties hereto agree that you will not be responsible for payment of fees and expenses of separate counsel to any other Person, including, without limitation, Wells Fargo and WFS.

You agree to indemnify and hold harmless Bank of America, Wells Fargo, MLPFS, WFS and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, charges and disbursements of one counsel to the Indemnified Parties, taken as a whole, and if necessary, one local domestic or foreign counsel in any relevant domestic or foreign jurisdiction, to the Indemnified Parties, taken as a whole, unless the representation of one or more Indemnified Parties by such counsel would be inappropriate due to the existence of an actual conflict of interest, in which case, upon prior written notice to the Borrower, you shall also be required to reimburse the reasonable out of pocket fees, charges and disbursements of one additional counsel to such affected Indemnified Parties in each relevant jurisdiction) that may be incurred by any Indemnified Party or asserted or awarded against any Indemnified Party by any person other than any of its Related Indemnified Parties (as hereinafter defined), in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the transactions contemplated hereby or any related transaction or (b) the Senior Credit Facility and any other financings, or any use made or proposed to be made with the proceeds thereof except to the extent such claim, damage, loss, liability or expense (i) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s (or any of its Related Indemnified Parties’) gross negligence, bad faith or willful misconduct or from a material breach of such Indemnified Party’s obligations under this Commitment Letter or (ii) arises out of any investigation, litigation or proceeding that does not involve an act or omission by you or any of your affiliates and arises solely from a dispute among Indemnified Parties (except when and to the extent that one of the parties to such

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dispute was acting in its capacity as an agent, arranger, bookrunner or other similar capacity and, in such case, excepting only such party).  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Without otherwise limiting your indemnification obligations hereunder, the parties hereto agree that neither (x) you nor (y) any Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise arising out of, related to or in connection with any aspect of the transactions contemplated hereby) for any special, indirect, consequential or punitive, damages (in the case of clause (y), other than in respect of any such damages incurred or paid by an Indemnified Party to a third party and to which such Indemnified Party is otherwise entitled to indemnification as provided herein).  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from such Indemnified Party’s (or any of its Related Indemnified Parties’) gross negligence or willful misconduct or a material breach of such Indemnified Party’s obligations under this Commitment Letter, as determined by a final and nonappealable judgment of a court of competent jurisdiction.  For purposes hereof, “Related Indemnified Party” and “Related Indemnified Parties” of an Indemnified Party means (1) any controlling person or controlled affiliate of such Indemnified Party, (2) the respective directors, officers or employees of such Indemnified Party or any of its controlling persons or controlled affiliates, (3) the respective agents and advisors or other representatives of such Indemnified Party or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Party, controlling person or controlled affiliate; provided, that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation and syndication of the Senior Credit Facility.  Notwithstanding the foregoing, each Indemnified Party shall be obligated to refund and return promptly any and all amounts paid by you under this paragraph to such Indemnified Party for any such claims, damages, losses, liabilities and expenses to the extent it has been determined by a final, nonappealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

6.                                      Confidentiality and Other Obligations.  This Commitment Letter, the fee letter among you, Bank of America, MLPFS, Wells Fargo and WFS of even date herewith (the “Joint Fee Letter”) and the fee letter among you, Bank of America and MLPFS of even date herewith (the “BofA Fee Letter”, and together with the Joint Fee Letter, the “Fee Letters”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transactions or as otherwise required by law or regulations or by any subpoena or similar legal process or in connection with any judicial proceeding relating hereto (in which case you agree to inform us promptly thereof to the extent you are lawfully permitted to do so), may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter (including the Summary of Terms) but not the Fee Letters after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; provided further that the aggregate fees referenced in the Fee Letters or payable on the Closing Date may be disclosed as a part of a general disclosure regarding fees and expenses relating to the Transaction (but without disclosing any specific fees) and (b) this Commitment Letter (including the Summary of Terms) and the Fee Letters (each Fee Letter to be redacted in a manner reasonably acceptable to the Lead Arrangers party thereto) to the Target and its directors, officers, employees, accountants, attorneys and other professional advisors retained by the Target in connection with the Bloom Acquisition and on a confidential basis.  Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you or the Target or your or their representatives relating to the Senior Credit Facility or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).  We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of us is required to obtain, verify and record information that

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identifies you, which information includes your name and address and other information that will allow us to identify you in accordance with the Act.

You acknowledge that Bank of America, Wells Fargo, MLPFS and WFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours.  Each of us agrees that we will not furnish confidential information obtained from you to any of our other customers and that we will treat confidential information relating to you and your affiliates with the same degree of care as we treat our own confidential information.  We further advise you that we will not make available to you confidential information that we have obtained or may obtain from any other customer.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and us, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of us has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of us has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each of us and our respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and none of us have any obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against us with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

7.                                      Survival of Obligations.  The provisions of Sections 3, 4, 5, 6 and 9 and this Section 7 shall remain in full force and effect regardless of whether any definitive Credit Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America, Wells Fargo, MLPFS or WFS hereunder; provided that (i) the provisions of Sections 3 and 4 shall terminate on the Syndication Date and (ii) the provisions of Sections 5 and 6 (other than your obligations as to confidentiality) shall terminate and be superseded by the reimbursement, indemnification and absence of fiduciary relationship provisions in the definitive Credit Documentation upon the execution and delivery thereof.

8.                                      Confidentiality Obligations of the Commitment Parties.  Each of Bank of America, Wells Fargo, MLPFS and WFS agrees that it will maintain the confidentiality of all information relating to the Borrower, the Target or any of their subsidiaries obtained from you, the Target, your or their advisors or on your or their behalf, other than any such information that is available to Bank of America, Wells Fargo, MLPFS or WFS on a nonconfidential basis prior to disclosure by you, the Target, your or their advisors or on your or their behalf (other than such information that is obtained from a source that is known by us to be in breach of its confidentiality obligations with the Borrower, the Target or any of their subsidiaries) (collectively, “Confidential Information”) and that it will not furnish Confidential Information to any other person or entity, except that Confidential Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors, and representatives who need to know such information in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information (and agree to treat such information as confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), in which case we agree to inform you promptly thereof unless we are prohibited by applicable law from so informing you or unless requested as part of such authority’s regulatory review or oversight, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case we agree to inform you promptly thereof unless we are prohibited by applicable law from so informing you), (d) to any other party to this Commitment Letter or the definitive Credit Documentation, (e) in connection with the exercise of any

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remedies hereunder or any action or proceeding relating to this Commitment Letter or the Fee Letters or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this paragraph or to other confidentiality arrangements satisfactory to you, to any prospective lender under the Senior Credit Facility (it being understood and agreed by you that customary procedures employed by us for providing prospective Lenders access via IntraLinks, Syndtrak or similar system to information and other materials related to the Senior Credit Facility and the confidentiality terms to be accepted by prospective lenders in connection therewith are satisfactory to you for the purposes of this clause (f)), (g) with the consent of the Borrower, (h) for purposes of establishing a “due diligence” defense or (i) to the extent such Confidential Information (x) is or becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to us or any of our respective affiliates on a non-confidential basis from a source other than you, the Target or any of your or their respective subsidiaries or affiliates and that is not known by us to be in breach of its confidentiality obligations with you or any of your respective subsidiaries or affiliates.  “Confidential Information” shall not include information independently developed by us without the use of Confidential Information.  Each of Bank of America, Wells Fargo, MLPFS and WFS acknowledges that (i) the Information may include MNPI concerning the Borrower, the Target or any of their subsidiaries, (ii) it has developed compliance procedures regarding the use of MNPI and (iii) it will handle such MNPI in accordance with applicable law, including United States Federal and state securities laws.  Our obligations pursuant to this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive loan documentation for the Senior Credit Facility upon the execution and delivery therefore and in any event shall terminate two years from the date hereof.

9.                                      Miscellaneous.  This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by telecopier or facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (i) the interpretation of the definition of Target Material Adverse Effect (as defined in Annex I to the Summary of Terms) (and whether or not a Target Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Transaction Agreement Representations and (iii) the determination of whether the Bloom Acquisition has been consummated in accordance with the terms of the Transaction Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters, the transactions contemplated hereby and thereby or the actions of Bank of America, Wells Fargo, MLPFS and WFS in the negotiation, performance or enforcement hereof.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and the Fee Letters and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among us, you and your affiliates with respect to the matters contemplated hereby, including the Senior Credit Facility, and supersede all prior agreements and understandings relating to the specific matters hereof.  However, please note that those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letters are subject to mutual agreement of the parties.  No party has been authorized by us to make any oral or written statements that are inconsistent with this Commitment Letter.  This Commitment Letter is not assignable by any party hereto without the prior written consent of the other parties hereto (other than in connection with the syndication of the

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Senior Credit Facility as contemplated hereunder and as otherwise provided in Section 3) and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties, it being understood and agreed that the obligations of a Commitment Party may be rendered by one or more of its affiliates without your consent.  This Commitment Letter and the Fee Letters may only be amended, modified or superseded by an agreement in writing signed by each of the parties hereto or thereto.

This Commitment Letter and all of our commitments and undertakings hereunder will expire at 5:00 p.m. (Central time) on July 31, 2014 unless you execute this Commitment Letter and the Fee Letters and return them to us prior to that time (which may be by facsimile or electronic transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements.  Thereafter, all of our commitments and undertakings hereunder will expire on the earliest of:  (a) January 31, 2015 (provided that (A) if, on such date, all conditions to effect the closing of the Acquisition other than those set forth in Section 6.1.2 (No Order) of the Transaction Agreement (as in effect on the date hereof) (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of Antitrust Laws) or Section 6.1.3 (Regulatory Approvals) of the Transaction Agreement (as in effect on the date hereof) (collectively, the “Regulatory Conditions”) have been or are capable of being satisfied, then such date shall, without any action on the part of the parties to the Transaction Agreement, be extended day-by-day for each day during which any of the Regulatory Conditions remain unfulfilled until April 30, 2015 and (B) if, on such date, the Borrower has mailed the Proxy Statement but the Buyer Meeting (as defined in the Transaction Agreement as in effect on the date hereof) has not been held, then such date shall be extended day-by-day for each day during which the Buyer Meeting has not yet been held until February 28, 2015) unless the Credit Documentation for the Senior Credit Facility is executed and delivered and the funding of the Term Loan has occurred on or prior to such date, (b) the closing of the Bloom Acquisition without the use of the Senior Credit Facility or otherwise prior to the funding of the Term Loan, and (c) the termination of the Transaction Agreement prior to closing of the Bloom Acquisition in accordance with its terms.  In consideration of the time and resources that we will devote to the Senior Credit Facility, you agree that, until such expiration or any earlier termination hereof, you will not solicit, initiate, permit or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Borrower and its subsidiaries.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Erin M. Frey
	Name:	Erin M. Frey
	Title:	SVP

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ James Dallas
	Name:	James Dallas
	Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Neel Morey
	Name:	Neel Morey
	Title:	Senior Vice President

WELLS FARGO SECURITIES, LLC

By:	/s/ Westley White
	Name:	Westley White
	Title:	Vice President

Commitment Letter — Project Bloom

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

FTD COMPANIES, INC.

By:	/s/ Robert Apatoff
	Name:	Robert Apatoff
	Title:	President & CEO

Commitment Letter — Project Bloom

EXHIBIT A

PROJECT BLOOM

SUMMARY OF TERMS AND CONDITIONS

FTD COMPANIES, INC.

AMENDMENT TO EXISTING CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

PROPOSED AMENDMENT:

If the Required Consent is obtained, the Existing Credit Agreement shall be amended on the Closing Date on the terms set forth in this Summary of Terms and Conditions (the “Proposed Amendment”). If the Required Consent is not obtained, (a) the Backstop Bank Facility shall be provided on the Closing Date pursuant to a credit agreement with terms identical in all material respects to those applicable to the terms under the Existing Credit Agreement, except for changes to such terms as are proposed by the Proposed Amendment, and shall replace and refinance the Existing Credit Facilities in their entirety, and (b) the letters of credit under the Existing Credit Facilities will be rolled over into (or replaced under) the Backstop Bank Facility.

LEAD ARRANGERS AND BOOK RUNNERS:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Wells Fargo Securities, LLC will act as joint lead arrangers and joint book runners (in such capacities, collectively, the “Lead Arrangers”)

ADDITION OF NEW TERM LOAN:

A new term loan A facility in an aggregate principal amount of $130 million (the “Term Loan”) will be added to the Existing Credit Agreement (or, if the Required Consent is not obtained, advanced pursuant to the documentation for the Backstop Bank Facility). The Term Loan shall be disbursed in full to FTD Companies, Inc. (the “Borrower”) on the date of satisfaction of the conditions precedent set forth under the heading “Conditions Precedent to Closing”.

PURPOSE:

The proceeds of the Term Loan shall be used to repay outstanding loans under the Existing Credit Facilities, whether the Term Loan is made under the Amended Credit Agreement or the Backstop Bank Facility, as applicable, and, in either case, to pay fees and expenses in connection therewith. The proceeds of the Bloom Acquisition Advance (as defined in Annex II hereto), whether made under the Amended Credit Agreement or the Backstop Bank Facility, as applicable, shall be used to finance the Bloom Acquisition, including the payoff and termination of certain existing indebtedness of the Target described in Annex II hereto, and to pay fees and expenses in connection therewith.

INTEREST RATES AND FEES:

The pricing grid used to determine interest rates and fees applicable to the Existing Credit Facilities (as amended by the Proposed Amendment) and the Term Loan (or, if applicable, the pricing grid used to determine interest rates and fees applicable to the Backstop Bank Facility) shall be

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as set forth below; provided that, in no event shall pricing be less than (i.e. more favorable to the Borrower than), (x) if the Bloom Acquisition Advance is not made on the Closing Date, pricing tier 2 prior to the delivery of the financial statements for the first full fiscal quarter ending after the Closing Date and (y) if the Bloom Acquisition Advance is made on the Closing Date, pricing tier 3 prior to the delivery of the financial statements for the first full fiscal quarter ending after the Closing Date; provided, further, in either case, upon consummation of the Bloom Acquisition, the pricing tier will be reset based on the pro forma Consolidated Net Leverage Ratio.

Pricing Tier	Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans/ Letter of Credit Fees	Applicable Margin for Base Rate Loans	Commitment Fee
5	> 3.75x	2.50%	1.50%	0.40%
4	< 3.75x but > 3.25x	2.25%	1.25%	0.35%
3	< 3.25x but > 2.50x	2.00%	1.00%	0.30%
2	< 2.50x but > 1.75x	1.75%	0.75%	0.25%
1	< 1.75x	1.50%	0.50%	0.20%

MATURITY/SCHEDULED AMORTIZATION:	July 17, 2018.

The Term Loan shall amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, but in no event earlier than March 31, 2015, in aggregate annual amounts as follows:

Year	Annual Amortization Percentage
Year 1	10%
Year 2	10%
Year 3	10%
Year 4	10%
July 17, 2018	Balance

OPTIONAL PREPAYMENTS OF TERM LOAN:

The Borrower may repay the Term Loan in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

MANDATORY PREPAYMENTS OF TERM LOAN:

In addition to the scheduled amortization, (a) 50% of Excess Cash Flow (to be defined in the Credit Documentation) if the Consolidated Net Leverage Ratio (to be defined in the Credit Documentation) exceeds 3.50x (reducing to 0% if the Consolidated Net Leverage Ratio is less than or equal to 3.50x); (b) 100% of all net cash proceeds from any sale, loss, destruction, condemnation or other taking of property and assets of the Borrower and its subsidiaries (excluding sales of inventory in the ordinary course of business, dispositions below a threshold to be agreed and other exceptions and reinvestment provisions to be agreed upon in the Credit Documentation); (c) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries not otherwise permitted under the Credit Documentation; and (d) 100% of all net cash proceeds of Extraordinary Receipts (to be defined in the Credit Documentation and to exclude, without limitation, cash receipts in the ordinary course of business, indemnity payments received in respect of third party claims or losses, insurance proceeds and amounts received in connection with the proceedings received under the litigation issued by Interflora, Inc. with the High Court of Justice of England and Wales against Marks and Spencer plc claiming infringement of U.K. trademark registration number 1329840 and European Community trademark registration number 909838, both for the word “Interflora”) in excess of an amount to be agreed shall be applied to the prepayment of the Term Loan (and to the principal installments thereof (including the final installment due at maturity) on a pro rata basis.

SECURITY:

The Senior Credit Facility shall be secured by the same collateral that secures the Existing Credit Facilities which shall be subject to the same exclusions and limitations as set forth in the Existing Credit Agreement (and the related loan documents) (the “Collateral”).

CONDITIONS PRECEDENT TO CLOSING:

The closing of the Proposed Amendment (or, if the Required Consent is not obtained, the closing of the Backstop Bank Facility) and the funding of the Term Loan will be subject only to satisfaction of the conditions precedent set forth in Section 2 of the Commitment Letter and the conditions set forth in Annex I hereto.

CONDITIONS PRECEDENT TO BLOOM ACQUISITION ADVANCE:	The funding of the Bloom Acquisition Advance will be subject only to the occurrence of the Closing Date and the satisfaction of conditions set forth in Annex II hereto.

AMENDMENTS:	The Proposed Amendment shall further amend the Existing Credit Agreement as follows (which amendments shall be effective on the Closing Date):

(a) Bloom Acquisition — Section 8.03(e) of the Existing Credit Agreement shall be amended to permit the Bloom Acquisition, subject to the satisfaction of the conditions set forth on Annex II hereto.

(b)

Financial Covenants — The Proposed Amendment shall amend the Existing Credit Agreement to (i) delete the minimum “Consolidated Interest Coverage Ratio” in Section 8.06(b) of the Existing Credit Agreement and replace it with a minimum consolidated fixed charge coverage ratio ((Consolidated

Adjusted EBITDA(1) — maintenance capital expenditures — restricted payments — cash taxes) / (interest expense + scheduled amortization payments)) of 1.25x and (ii) reset the maximum Consolidated Net Leverage Ratio to 3.75x with step-downs to be determined.

(c)

Multicurrency Borrowings — The Proposed Amendment shall prohibit multicurrency credit extensions in affected foreign currencies to the extent that there shall have occurred any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that would make it commercially impracticable for such credit extension to be denominated in the relevant currency (and any such credit extensions shall be made in agreed currencies that are not so affected.

(d)

Minimum Availability. The Proposed Amendment shall restrict credit extensions under the Amended Credit Agreement such that at all times prior to the consummation of the Bloom Acquisition, the aggregate unfunded revolving commitments shall be at least $130 million.

(e)

Other Amendments — The Proposed Amendment shall amend the Existing Credit Agreement to reflect (a) changes in law or accounting standards, (b) changes in the Administrative Agent’s policies or procedures (including the addition of a FCPA representation) and (c) certain other changes to be agreed, in each case on terms agreed by the Lead Arrangers, the Administrative Agent and the Borrower.

The Proposed Amendment shall further amend the Existing Credit Agreement as follows (which amendments shall be effective upon consummation of the Bloom Acquisition in accordance with the terms hereof, including Annex II hereto):

(a)

Change of Control — The definition of “Change of Control” in the Existing Credit Agreement will be amended to permit Liberty Interactive Corporation (“Liberty”) and its affiliates to own of 40% in the aggregate of the Borrower and to permit Liberty’s appointment of four members to the board of directors of the Borrower and update the approved members of the board of directors to those in place immediately following the Bloom Acquisition Date (as defined in Annex II hereto).

(b)	Financial Covenants —

• The maximum “Consolidated Net Leverage Ratio” in Section 8.06(a) of the Existing Credit Agreement will be amended to provide that in connection with the Bloom

(1)  As defined in the Existing Credit Agreement but to include addbacks for one-time fees and expenses (including integration expenses) in connection with the Bloom Acquisition

Acquisition or any “Permitted Acquisition” (as defined in the Existing Credit Agreement) that, in either case, would cause the aggregate consideration for all such acquisitions consummated on or within twelve months following the Closing Date, to exceed $545 million, if the Borrower’s Consolidated Net Leverage Ratio (calculated on a pro forma basis after giving effect to such acquisition) would be less than, but within 0.25 to 1.0 of, or would equal or exceed, by no more than 0.25 to 1.0, the maximum Consolidated Net Leverage Ratio then-permitted under the Amended Credit Agreement, the otherwise applicable maximum Consolidated Net Leverage Ratio, at the election of the Borrower (with prior notice to the Administrative Agent), shall increase by 0.50 to 1.0 for four consecutive fiscal quarters beginning with the fiscal quarter in which such acquisition occurs (the “Adjustment Period”), so long as the Borrower is in compliance on a pro forma basis with the maximum Consolidated Net Leverage Ratio (as so adjusted for the Adjustment Period) after giving effect to such acquisition.  During the Adjustment Period, no restricted payments shall be permitted; provided that upon written notice to the Administrative Agent, so long as the Borrower is then in compliance with the Consolidated Net Leverage Ratio as of the most recent fiscal quarter end, the Borrower can terminate the Adjustment Period prior to the expiration of the applicable four fiscal quarter period relating to the Adjustment Period.

(c)

Pro Forma Compliance — Upon consummation of the Bloom Acquisition, the Borrower shall deliver to the Administrative Agent a certificate demonstrating that the Consolidated Net Leverage Ratio, calculated on a pro forma basis after giving effect to the Bloom Acquisition and the related transactions, shall be at least 0.25 to 1.00 lower than the maximum then-permitted under the Senior Credit Facility.

(d)

Other Amendments — The Proposed Amendment shall amend the Existing Credit Agreement to reflect certain other changes requested by the Borrower and subject to the mutual agreement of the Lead Arrangers, the Administrative Agent and the Borrower.

ASSIGNMENTS AND PARTICIPATIONS:

Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan in a minimum amount equal to $1 million.

Consents: The consent of the Borrower will be required for any assignment of the Term Loan unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Credit Documentation); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten business days after having received written notice thereof. The consent of the Administrative

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Agent will be required for any assignment of the Term Loan to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment of the Term Loan unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank.

Participations: The provisions applicable to participations in the Existing Credit Agreement shall also apply to the Term Loan.

WAIVERS AND AMENDMENTS:	Same as Existing Credit Agreement

GOVERNING LAW:	State of New York.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ANNEX I

PROJECT BLOOM

SUMMARY OF ADDITIONAL CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Additional Conditions is attached.

The closing of the Proposed Amendment (or, if the Required Consent is not obtained, the closing of the Backstop Bank Facility) and the funding of the Term Loan will be subject to satisfaction of the following conditions precedent:

(i)                                     The Specified Representations (as hereinafter defined) shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) at the time of and after giving effect to the extensions of credit under the Term Loan, whether made under the Amended Credit Agreement or the Backstop Bank Facility, on the Closing Date.  “Specified Representations” means the representations and warranties set forth in the Credit Documentation with respect to the Borrower and its subsidiaries relating to organization, corporate existence, requisite power and authority; due authorization, execution and delivery and enforceability of the Credit Documentation; no conflict of the Credit Documentation with organizational documents; material compliance with law; solvency; PATRIOT Act; OFAC; FCPA; Investment Company Act status; use of proceeds; perfection of security interests in the Collateral (subject to clause (x) of this Annex I and clause (v) of Annex II hereto, as applicable); and margin stock regulations.

(ii)                                  There shall not have been any amendment, modification, waiver or consent under the Transaction Agreement that is materially adverse to the interests of the Lenders (in their capacities as such) unless such amendment or modification is approved by the Lead Arrangers (which approval shall not be unreasonably withheld or delayed); provided, that any change in purchase price (excluding adjustments to the purchase price contemplated under Sections 2.1.1.1 or 2.2 of the Transaction Agreement (as in effect on the date hereof)) by 10% or more and any change to the definition of “Company Material Adverse Effect” shall be deemed to be materially adverse to the Lenders.  The Administrative Agent shall have received a fully-executed copy of the Transaction Agreement (with all schedules and exhibits thereto) certified to be true and complete by a responsible officer of the Borrower.

(iii)                               The Lenders shall have received (A) reasonably satisfactory and customary opinions of counsel to the Borrower, each other borrower thereunder and any guarantors under the Amended Credit Agreement (collectively, the “Guarantors”) (including any local domestic and foreign counsel reasonably requested by the Lead Arrangers), which opinions shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, and such corporate resolutions, certified organization documents, secretary’s certificates, incumbency certificates and good standing (or equivalent) certificates of the Borrower, each other borrower thereunder and the Guarantors as the Lead Arrangers shall reasonably require and (B) reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) lien and security interest in the Collateral (subject to clause (x) of this Annex I and clause (v) of Annex II hereto, as applicable).

(iv)                              The Lead Arrangers shall have received (a) the annual (or other audited) financial statements of the Borrower and its subsidiaries for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013, (b) the annual audited financial statements of the Target and its subsidiaries for the fiscal year ended December 31, 2013, (c) interim financial statements of the

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Borrower and its subsidiaries dated the end of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2014) ending at least 45 days prior to the Closing Date, (d) interim monthly financial statements of the Target dated the end of each fiscal month (commencing with the fiscal month ending March 31, 2014) ending at least 30 days prior to the Closing Date (such financial statements to be consistent with the requirements set forth in Section 5.6.3 of the Transaction Agreement as in effect on the date hereof); (e) a quality of earnings report of the Target and its subsidiaries for the fiscal years ending December 31, 2012 and December 31, 2013 and the fiscal quarter ending March 31, 2014 prepared by Deloitte & Touche LLP (and which shall include Winter Storm Pax 2014 weather-related EBITDA addbacks), and (f) pro forma consolidated financial statements as to the Borrower and its subsidiaries (based on its June 30, 2014 financial statements) giving effect to the Transaction.  The Lead Arrangers hereby confirm receipt of the items described in subclauses (a), (c) (with respect to the fiscal quarter ended March 31, 2014), (d) (with respect to the fiscal months ended March, 31, 2014, April 30, 2014 and May 31, 2014) and (e).

(v)                                 The Closing Date shall not occur less than twenty business days after the receipt by the Lead Arrangers of the Information Memorandum (which twenty business-day period, shall exclude (x) November 27 and November 28, 2014 and (y) December 22, 2014 through and including January 2, 2015).

(vi)                              The Administrative Agent and the Lenders shall have received all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act at least three business days prior to the Closing Date.

(vii)                           All accrued fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders payable pursuant to the Commitment Letter, the Credit Documentation or the Fee Letters shall have been paid to the extent invoiced in reasonable detail at least one business day in advance of the Closing Date (which amounts may be paid from the proceeds of the initial funding of the Term Loan).

(viii)                        If the Bloom Acquisition is consummated on the Closing Date, the conditions precedent set forth on Annex II shall be satisfied.

(ix)                              Solely with respect to the Backstop Bank Facility, if any Default (as defined therein) exists on the Closing Date or if the representations and warranties contained in the Credit Documentation therefore are not true and correct in all material respects (or, with respect to any representation or warranty qualified as to materiality, in all respects) as of the Closing Date, the maximum amount of credit extensions thereunder made on the Closing Date shall not exceed the sum of the outstanding amount of the credit extensions under the Existing Credit Agreement and, if the Bloom Acquisition is consummated on the Closing Date, the Bloom Acquisition Advance.

(x)                                 Solely with respect to the Backstop Facility, arrangements reasonably satisfactory to the Administrative Agent to perfect the Administrative Agent’s lien in the Collateral (other than the Collateral relating to the assets of the Target and its subsidiaries) shall have been duly made (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in equity securities of the Borrower’s domestic subsidiaries and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the funding of the Term Loan or, if the Required Consent is not obtained, the availability of the Backstop Bank Facility on the Closing Date, but instead shall be required to be delivered within 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

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(xi)                              Solely with respect to the Backstop Bank Facility, the Existing Credit Agreement shall have been repaid, all commitments with respect thereto shall have been terminated and all liens and security interests securing the Existing Credit Agreement shall have been released or terminated.

(xii)                           The Administrative Agent shall have received a customary notice of borrowing.

(xiii)                        The Lead Arrangers shall have received certification as to the solvency of the Borrower and its subsidiaries (on a consolidated basis, immediately prior to and after giving effect to the borrowing of the Term Loan) from the chief financial officer of the Borrower, in form substantially similar to that attached as Annex III hereto.

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ANNEX II

PROJECT BLOOM

SUMMARY OF ADDITIONAL CONDITIONS

TO BLOOM ACQUISITION

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Additional Conditions to Bloom Acquisition is attached.

For purposes hereof, “Bloom Acquisition Advance” means an advance made to the Borrower in U.S. dollars under the Amended Credit Agreement (or, if the Required Consent is not obtained, under the Backstop Bank Facility) which shall be used to finance the Bloom Acquisition and to pay fees, costs and expenses incurred therewith and shall be in an amount equal to the lesser of (a) the amount necessary to finance (i) the cash portion of the purchase price of the Bloom Acquisition, (ii) the fees, costs and expenses incurred in connection with the Bloom Acquisition and (iii) the amount required to refinance the Refinanced Debt (as defined below) on the Bloom Acquisition Date (as defined below) and (b) the aggregate unutilized commitments under the Amended Credit Agreement (or, if the Required Consent is not obtained, under the Backstop Bank Facility).

The borrowing of the Bloom Acquisition Advance and the consummation of the Bloom Acquisition will be subject to satisfaction of the following conditions precedent:

(i)                                     The representations and warranties made by or on behalf of the Target in the Transaction Agreement and which are material to the interests of the Lenders (in their capacities as such) shall be true and correct all respects as of the date of consummation of the Bloom Acquisition (the “Bloom Acquisition Date”), but only to the extent that the Borrower or any of its affiliates has the right to terminate its obligations under the Transaction Agreement or to decline to consummate the Bloom Acquisition as a result of a breach of such representations and warranties in the Transaction Agreement.  Such representations and warranties may be referred to herein as the “Transaction Agreement Representations.”

(ii)                                  The Specified Representations shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) at the time of and after giving effect to the Bloom Acquisition and the Bloom Acquisition Advance.

(iii)                               The Bloom Acquisition shall have been, or shall concurrently with the funding of the Bloom Acquisition Advance be, consummated in accordance with the terms of the Transaction Agreement, without giving effect to any amendment, modification, waiver or consent thereunder that is materially adverse to the interests of the Lenders (in their capacities as such) unless such amendment or modification is approved by the Lead Arrangers (which approval shall not be unreasonably withheld or delayed); provided, that any change in purchase price (excluding adjustments to the purchase price contemplated under Sections 2.1.1.1 or 2.2 of the Transaction Agreement (as in effect on the date hereof) by 10% or more and any change to the definition of “Company Material Adverse Effect” shall be deemed to be materially adverse to the Lenders.  The Administrative Agent shall have received a fully-executed copy of all amendments, modifications, waivers or consents of or pertaining to the Transaction Agreement certified to be true and complete by a responsible officer of the Borrower.

(iv)                              There shall not have occurred after the date of the Transaction Agreement any event or development with relation to the Target or its subsidiaries that, individually or in the aggregate, has had a Target Material Adverse Effect.  “Target Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or

i

otherwise) or results of operations of Provide Commerce, Inc., a Delaware corporation (the “Company”) and the Company Subsidiaries (as defined in the Transaction Agreement as in effect on the date hereof), taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Target Material Adverse Effect:  (i) any adverse change, effect, event, occurrence, state of facts or development demonstrably resulting from the announcement, pendency or consummation of the transactions contemplated hereby; (ii) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions generally affecting any of the industries in which the Company participates, the U.S. economy or financial or credit markets (including changes in prevailing interest rates, credit availability, liquidity and quality, currency exchange rates, price levels or trading volumes in the United States or foreign securities markets); (iii) changes in Laws (as defined in the Transaction Agreement as in effect on the date hereof) after the date hereof; (iv) changes in GAAP (as defined in the Transaction Agreement as in effect on the date hereof) after the date hereof; (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (vi) any adverse change, effect, event, occurrence, state of facts or development with respect to the RedEnvelope (as defined in the Transaction Agreement as in effect on the date hereof) business, except, with respect to clauses (ii), (iii), (iv) and (v), to the extent that the effects of such change are disproportionately adverse to the business, assets, properties, condition (financial or otherwise) or results of the Company and the Company Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate; or (B) prevents or materially impairs or delays the ability of the Company or Liberty, to perform its obligations under the Transaction Agreement or to consummate the transactions contemplated hereby or would reasonably be expected to do so.

(v)                                 Arrangements reasonably satisfactory to the Administrative Agent to perfect the Administrative Agent’s lien in the Collateral (to the extent the same relate to assets of the Target and its subsidiaries) shall have been made (it being understood that, to the extent any security interest in any such Collateral is not or cannot be provided and/or perfected on the Bloom Acquisition Date (other than the pledge and perfection of the security interests in equity securities of the Target and the Target’s domestic subsidiaries and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in any such Collateral shall not constitute a condition precedent to the funding of the Bloom Acquisition Advance on the Bloom Acquisition Date, but instead shall be required to be delivered within 60 days after the Bloom Acquisition Date (or such later date as the Administrative Agent may agree in its sole discretion)).

(vi)                              The domestic entities acquired pursuant to the Bloom Acquisition shall have become guarantors under the Senior Credit Facility in accordance with and to the extent required under the terms of the Credit Documentation.

(vii)                           The Lenders shall have received reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) lien and security interest in the Collateral (subject to clause (v) of this Annex II and clause (x) of Annex I hereto, as applicable).

(viii)                        All indebtedness of the Target shall have been repaid (or substantially concurrently with the Bloom Acquisition Advance shall be repaid), all commitments with respect thereto shall have been terminated (or substantially concurrently with the Bloom Acquisition Advance shall be terminated) and all liens and security interests securing such indebtedness shall have been released or terminated (or substantially concurrently with the Bloom Acquisition Advance shall be released or terminated) (the “Refinanced Debt”).

ii

(ix)                              The Administrative Agent and the Lenders shall have received all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act at least three business days prior to the Bloom Acquisition Date.

(x)                                 The Administrative Agent shall have received a customary notice of borrowing.

(xi)                              The Lead Arrangers shall have received certification as to the solvency of the Borrower and its subsidiaries (on a consolidated basis, immediately prior to and after giving effect to the Bloom Acquisition, the Bloom Acquisition Advance and the related transactions occurring on the date of the Bloom Acquisition) from the chief financial officer of the Borrower, in form substantially similar to that attached as Annex III hereto.

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ANNEX III

PROJECT BLOOM

Form of Solvency Certificate

[                              ], 201[   ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [•] of the [Credit Agreement], dated as of [                           ], 201[   ], among [                              ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement

I, [                            ], the Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity, DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, both prior to and after giving effect to the consummation of the Bloom Acquisition (including the consummation of the [Transaction Agreement] and the extensions of credit to be made under the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof, collectively, the “Transactions”):

1.                                      The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis.

2.                                      The present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries as they become absolute and matured.

3.                                      The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted on the date hereof.

4.                                      The Borrower and its subsidiaries, on a consolidated basis, have not, giving effect to the Transactions, incurred debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.                                      For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances known to the undersigned as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.                                      In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in [Section [•] of the Credit Agreement][Annex I of the Commitment Letter] (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and, to the best knowledge of the undersigned, fairly present, in all material respects, the Borrower’s and its subsidiaries’ consolidated financial condition (including, with respect to the pro forma Financial Statements, the pro forma financial condition giving effect to the Transactions).

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7.                                      The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer this day of           , 201  .

FTD COMPANIES, INC.

By:
Name:
Title: Chief Financial Officer

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